Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces March 31, 2009 Quarterly Financial Results
DALLAS—(BUSINESS WIRE)—May 7, 2009—Highland Distressed Opportunities, Inc. (the “Company”) (NYSE: HCD) today announced its financial results for the quarter ended March 31, 2009.
Highlights for the quarter ended March 31, 2009:
Stockholders’ Equity (Net Assets): $54.6 million
Total Portfolio Market Value: $53.7 million
Net Asset Value per share: $3.08
Operating Results (in thousands):
Net decrease in stockholders’ equity (net assets) from operations: $5,912
Net investment income: $93
Net realized and unrealized losses on investments: $6,005
Portfolio Investment Activity:
Cost of investments purchased during period: $0.2 million
Proceeds from disposition of investments during period: $13.2 million
Number of portfolio companies as of March 31, 2009: 19
Portfolio and Investment Activity
The following table summarizes the historical composition of our investment portfolio, exclusive of cash and cash equivalents, as a percentage of total investments.

		Corporate
	Senior	Notes and		Equity
	Loans	Bonds	Claims	Interests
March 31, 2009	38.0%	33.4%	—%	28.6%
December 31, 2008	47.4%	27.8%	0.1%	24.7%
September 30, 2008	60.5%	24.9%	0.7%	13.9%
June 30, 2008	68.1%	27.0%	0.2%	4.7%
March 31, 2008	49.7%	40.4%	0.5%	9.4%
December 31, 2007	48.4%	34.8%	0.5%	16.3%
September 30, 2007	50.3%	34.4%	1.2%	14.1%
June 30, 2007	45.9%	35.4%	0.8%	17.9%
March 31, 2007	76.7%	21.1%	0.8%	1.4%

Bank debt typically accrues interest at variable rates determined by reference to a base lending rate, such as LIBOR or prime rate, and typically will have maturities of 3 to 5 years. Corporate notes and bonds will typically accrue interest at fixed rates and have stated maturities at origination that range from 5 to 10 years. At March 31, 2009, the weighted average yield of our portfolio investments, exclusive of cash and cash equivalents, was approximately 5.1%. At March 31, 2009, the weighted average yield of our investments in senior loans and corporate notes and bonds was approximately 5.4%. Yields are computed assuming a fully settled portfolio; using interest rates as of the report date and include amortization of senior loan discount points, original issue discount and market premium or discount; weighted by their respective costs when averaged.
As of March 31, 2009, approximately 95.9% of our portfolio consisted of investments in 10 issuers. Additional information regarding these specific investments has been outlined below. This additional information is limited to publicly available information, and does not address the creditworthiness or financial viability of the issuer, or the future plans of the Company as it relates to a specific investment. Furthermore, while the objective of the Company is to invest primarily in financially-troubled or distressed companies, the Company can and does invest in issuers that are not financially-troubled or distressed at the time of investment. The Company may have sold some, or all, of the positions outlined below subsequent to March 31, 2009.
     Argatroban Royalty Sub, LLC
Argatroban Royalty Sub, LLC, a wholly-owned subsidiary of Encysive Pharmaceuticals, was established to issue senior secured bonds backed by the royalty cash stream from the sales of Argatroban, a branded pharmaceutical marketed by GlaxoSmithKline plc. Argatroban is a synthetic direct thrombin inhibitor indicated as an anticoagulant for prophylaxis or treatment of thrombosis in patients with heparin-induced thrombocytopenia, or HIT, which is a profound allergic reaction to anticoagulation therapy with heparin. More information can be found at www.argatroban.com.
     Azithromycin Royalty Sub, LLC
Azithromycin Royalty Sub, LLC, a wholly-owned subsidiary of InSite Vision Inc., was established to issue senior secured bonds backed by the royalty cash stream from the sales of azithromycin ophthalmic solution, a branded pharmaceutical sold under the brand name AzaSite® and marketed by Inspire Pharmaceuticals, Inc. The solution is used to treat conjunctivitis. More information can be found at www.azasite.com.
     Baker & Taylor, Inc.
Baker & Taylor, Inc. (“B&T”) is engaged in the distribution of books, music, video and game products. In addition, unique information services built around the B&T’s proprietary databases as well as specialized consulting and outsourcing services are provided to customers. Customers include retailers (including Internet retailers), public, academic and school libraries and various departments of federal and local governments. B&T distributes its products throughout the United States and worldwide.
     Celtic Pharma Phinco B.V.
Celtic Pharmaceuticals Phinco B.V. (“Celtic Pharma”) is a private investment fund with a mandate to purchase a diversified portfolio of novel pharmaceutical products in the later stages of development that have already demonstrated initial proof of principle efficacy in human clinical trials. Celtic Pharma has $250 million of equity commitments in addition to raising $156 million of high-yield bonds. Celtic Pharma has invested in nine drug programs since its 2004 inception. More information can be found at www.celticpharma.com.
     Comcorp Broadcasting, Inc.
Communications Corporation of America and its wholly owned subsidiaries, including Comcorp Broadcasting, Inc., (collectively, “CCA”) own and operate thirteen television stations in Louisiana, Texas, and Indiana. CCA also provides services to, but does not own, ten television stations under Joint Sales Agreements, Commercial Inventory Arrangements, and/or Local Marketing Agreements. Under these agreements CCA has the right to sell the stations’ available airtime. CCA’s revenue is primarily derived from the sale of advertising airtime. In addition CCA offers production services and receives a compensation fee under network affiliation agreements. CCA, on June 7, 2006 (the Petition Date), filed for protection against its creditors under Chapter 11 of the United States Bankruptcy Code after it was unable to meet its ongoing debt obligations. CCA and its direct and indirect subsidiaries, exited bankruptcy with an effective date of October 4, 2007 under reorganization plans filed with the United States Bankruptcy Court in the Western District of Louisiana (Case No. 06-50410).

     Fontainebleau Florida Hotel, LLC
Fontainebleau Resorts, LLC (“Fontainebleau”) is led by Chairman Jeffrey Soffer, who also serves as Chief Executive Officer of Turnberry, Ltd., a creator of luxury condominium and condominium-hotel developments, and President and Chief Financial Officer Glenn Schaeffer, a former Chief Executive Officer of Mandalay Resort Group. Fontainebleau Miami Beach is a resort located in Miami Beach, Florida. Fontainebleau plans to renovate and expand this property into a 22-acre destination resort. More information can be found at www.bleaumiamibeach.com.
     Genesys Ventures IA, LP
Genesys Ventures IA, LP, a limited partnership with Genesys Capital Partners of Toronto, Ontario, was established to hold the preferred equity of three late-stage venture healthcare companies.
     Lake at Las Vegas Joint Venture, LLC
Lake at Las Vegas Joint Venture, LLC (“LLV”) is a 3,592-acre resort and destination community and is one of the larger master-planned communities in Las Vegas, NV. The development is located approximately 17 miles from the Las Vegas strip. On July 17, 2008, LLV filed to reorganize under Chapter 11 of the Bankruptcy Code, citing a combination of poor liquidity, substantial debt service, extremely challenging real estate market conditions and other legal and financial issues. More information can be found at www.lakelasvegas.com, at www.kccllc.net/llv, or by calling Kurtzman Carson Consultants LLC at 1-866-248-3389.
     Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve patient healthcare by addressing significant unmet needs. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology.
     Penhall Holding Company
Penhall Holding Company is the parent company of Penhall International Corporation (“Penhall”), one of the largest providers of concrete cutting, breaking and highway grinding services in the United States. Penhall’s business model is centered on utilizing a nationwide network of approximately 800 skilled operators and an extensive fleet of specialized construction equipment to perform primarily non-residential and infrastructure-related construction work. The company operates 41 locations in the United States and Canada, and has a customer base that includes construction contractors, industrial companies, manufacturers, government agencies and municipalities.

Results of Operations
Results comparisons are for the three months ended March 31, 2009 and March 31, 2008, and are as follows:

	For the Three Months Ended March 31,
	2009	2008
Total investment income	$1,381,158	$7,892,740
Net expenses	$1,288,199	$4,411,265
Net investment income	$92,959	$3,481,475
Net realized and unrealized gain/(loss) on investments	$(6,005,375)	$(34,511,363)
Net increase/(decrease) in stockholders’ equity (net assets) resulting from operations	$(5,912,416)	$(31,029,888)
Investment Income
We primarily generate investment income in the form of interest on the debt securities that we own. We also may acquire investments, which may pay cash or in-kind (“PIK”) distributions on a recurring or otherwise negotiated basis. Investment income for the three months ended March 31, 2009 was approximately $1.4 million, of which approximately $0 was attributable to invested cash and cash equivalents and approximately $1.4 million was attributable to portfolio investments. For the three months ended March 31, 2009, of the approximately $1.4 million in investment income from investments other than cash and cash equivalents, approximately $0.4 million of PIK interest income was recorded. In comparison, investment income for the three months ended March 31, 2008 was approximately $7.9 million, of which approximately $0.2 million was attributable to invested cash and cash equivalents and approximately $7.7 million was attributable to portfolio investments. Investment income was lower in 2009 compared to the same period last year due to lower interest rates and a smaller asset base.
Operating Expenses
Operating expenses for the three months ended March 31, 2009 were approximately $1.3 million. This amount consisted of advisory fees of approximately $0.3 million, incentive fees of $0, interest expense of approximately $0.3 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $0.7 million for the three months ended March 31, 2009. For the comparative three-month period a year earlier, operating expenses were approximately $4.4 million. Included in operating expenses were advisory fees of approximately $1.5 million, incentive fees of approximately $0.9 million, interest expense of approximately $1.4 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $0.6 million for the three months ended March 31, 2008.
Net Investment Income
The Company’s net investment income for the three months ended March 31, 2009 was approximately $0.1 million, as compared to net investment income of approximately $3.5 million for the three months ended March 31, 2008. Although operating expenses were lower in 2009, the decrease was smaller than the decrease in investment income, resulting in lower net investment income.
Net Unrealized Appreciation/Depreciation on Investments
For the three months ended March 31, 2009, the Company’s investments had net unrealized appreciation of approximately $4.3 million. This compares to net unrealized depreciation on the Company’s investments of approximately $22.0 million for the three months ended March 31, 2008.
Net Realized Gains/Losses
For the three months ended March 31, 2009, the Company had net realized losses on investments of approximately $10.3 million compared to net realized losses on investments of approximately $12.5 million for the three months ended March 31, 2008.
Net Increase/Decrease in Stockholders’ Equity (Net Assets) from Operations
For the three months ended March 31, 2009, the Company had a net decrease in stockholders’ equity (net assets) resulting from operations of approximately $5.9 million compared to a net decrease in stockholders’ equity (net assets) resulting from operations of approximately $31.0 million for the three months ended March 31, 2008. For the three months ended March 31, 2009, the decrease in stockholders’ equity (net assets) resulting from operations was primarily attributable to net realized loss on investments, as discussed above.

Financial Condition, Liquidity and Capital Resources
In light of the broader unprecedented market dislocation that began in 2007 and continued through 2008 and into 2009, we reduced our leverage from approximately 20.4% at December 31, 2008 to approximately 10.6% at March 31, 2009. Additionally, on December 19, 2008, the Board approved an agreement and plan of reorganization pursuant to which the Company would transfer all of it assets to Highland Credit Strategies Fund (“HCF”), a non-diversified closed-end management investment company also managed by the Investment Adviser, in exchange for shares of HCF.
During the quarter ended March 31, 2009, liquidity and capital resources were generated primarily from the sale of investments. The liquidity generated during the quarter was used primarily to reduce the amount outstanding on the credit facility and build our cash balance. At quarter end, the Company had approximately $2.5 million of cash on hand and approximately $5.7 million in receivables for investments sold and interest due from investments. At March 31, 2009, the Company had $6.5 million in borrowings outstanding. The Company does not anticipate drawing down any of the residual $3.5 million under the credit facility in the second quarter of 2009, and we are likely to fund our operations through additional sales of investments, if warranted, and interest from investments. During the second quarter, we intend to use excess funds to primarily repay borrowings under our credit facility, make strategic investments to meet our investment objectives and strategies, and to fund our operating expenses.
During the quarter ended March 31, 2009, the Company generated approximately $11.6 million in cash flows from operations, of which $9.0 million was used to repay borrowings under its credit facility.
Off-Balance Sheet Arrangements
At March 31, 2009, we did not have any off-balance sheet liabilities or other contractual obligations that are reasonably likely to have a current or future material effect on our financial condition, other than the investment advisory and management agreement and the administration agreement described in our annual report on Form 10-K.
Distributions
We have elected to be taxed as a regulated investment company under Subchapter M of the Code. In order to maintain our status as a regulated investment company, we are required to meet specified source-of-income and asset diversification requirements and must distribute annually at least 90% of our investment company taxable income. Additionally, we must distribute at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our stockholders of substantially all of our net operating income on at least an annual basis. We also intend to make distributions of net realized capital gains, if any, at least annually.
We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.
The Company has established an “opt out” dividend reinvestment plan (the “Plan”) for its common stockholders. As a result, if the Company declares a cash distribution in future periods, a stockholder’s cash distribution will be automatically reinvested in additional shares of the Company’s common stock unless the stockholder specifically “opts out” of the Plan and elects to receive cash distributions. For the year ended December 31, 2008, distributions paid to stockholders totaled $0.7500 per share ($13,287,578). For the period ended December 31, 2007, distributions paid to stockholders totaled $0.7875 per share ($13,915,795). No distributions were paid to stockholders during the three months ended March 31, 2009. Tax characteristics of all distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year.

Highland Distressed Opportunities, Inc.
Statement of Assets and Liabilities

	As of
	March 31, 2009	As of
	(unaudited)	December 31, 2008
	($)	($)
Assets:
Investments in:
Unaffiliated issuers, at value (cost $104,172,452 and $127,514,862, respectively)	29,020,167	45,530,147
Affiliated issuers, at value (cost $39,618,661 and $39,538,434, respectively)	24,649,304	27,090,847

Total investments, at value (cost $143,791,113 and $167,053,296, respectively)	53,669,471	72,620,994
Cash and cash equivalents	2,488,838	—
Foreign currency (cost $10,519 and $10, respectively)	10,245	10
Receivable for:
Investments sold	3,741,270	12,106,871
Dividend and interest	1,992,008	2,337,202
Other assets	9,888	96,923

Total assets	61,911,720	87,162,000

Liabilities:
Due to Custodian	—	122,505
Notes payable	6,500,000	15,500,000
Net discount and unrealized depreciation on unfunded transactions	—	31,756
Payables for:
Investments purchased	—	9,809,787
Investment advisory fee	339,336	627,965
Administration fee	59,384	109,894
Interest expense	78,622	112,469
Directors’ fees	9,138	5,100
Accrued expenses and other liabilities	281,228	286,096

Total liabilities	7,267,708	26,605,572

Stockholders’ equity (net assets)	54,644,012	60,556,428

Composition of stockholders’ equity (net assets):
Common Stock, par value $.001 per share: 550,000,000 common stock authorized, 17,716,771 common stock outstanding	17,717	17,717
Paid-in capital	253,018,580	253,018,580
Undistributed net investment income	1,160,446	1,067,487
Accumulated net realized gain/(loss) on investments, total return swaps and foreign currency transactions	(109,430,815)	(99,083,521)
Net unrealized appreciation/(depreciation) on investments, unfunded transactions and translation of assets and liabilities denominated in foreign currency	(90,121,916)	(94,463,835)

Stockholders’ equity (net assets)	54,644,012	60,556,428

Net Asset Value Per Share (Net Assets/Common Stock Outstanding)	3.08	3.42

Highland Distressed Opportunities, Inc.
Statement of Operations

	For the Quarters Ended
	March 31, 2009	March 31, 2008
	(unaudited)	(unaudited)
	($)	($)
Investment Income:
Unaffiliated interest income	982,077	7,387,171
Affiliated interest income	399,081	464,884
Unaffiliated dividends (net of foreign taxes withheld)	—	40,685

Total investment income	1,381,158	7,892,740

Expenses:
Investment advisory fees	339,336	1,484,400
Incentive fees	—	870,369
Administration fees	59,384	259,770
Accounting service fees	38,303	37,288
Transfer agent fees	8,860	7,583
Legal fees	156,685	62,158
Audit and Tax fees	21,000	31,701
Directors’ fees	8,972	6,915
Custody fees	6,539	11,073
Registration fees	23,699	6,041
Reports to stockholders	11,559	3,804
Franchise tax expense	4,316	14,918
Rating agency fees	37,952	20,749
Interest expense	261,928	1,434,603
Reorganization expense	69,705	—
Other expense	239,961	159,893

Net expenses	1,288,199	4,411,265

Net investment income	92,959	3,481,475

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) on investments	(10,347,294)	(12,488,132)
Net realized gain/(loss) on foreign currency transactions	—	33
Net change in unrealized appreciation/(depreciation) on investments	4,310,660	(22,002,712)
Net change in unrealized appreciation/(depreciation) on unfunded transactions	31,756	(22,921)
Net change in unrealized appreciation/(depreciation) on translation of assets and liabilities denominated in foreign currency	(497)	2,369

Net realized and unrealized gain/(loss) on investments	(6,005,375)	(34,511,363)

Net decrease in stockholders’ equity (net assets) resulting from operations	(5,912,416)	(31,029,888)

About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”, “we,” “us” and “our”) is a non-diversified closed-end company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements describing the Company’s future plans and objectives. These forward-looking statements, as well as future oral and written statements by the management of the Company, are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “could,” “estimates,” “potential,” “continue,” “target,” or the negative of these terms or other similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, (877) 247-1888